SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*


                              Redback Networks Inc.
                                (Name of Issuer)

                         Common Stock, $.0001 par value
                         (Title of Class of Securities)

                                    757209507
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

___________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Intrepid Capital Fund (QP), L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          98,095

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          98,095

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          98,095

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          0.2%

    (12)  TYPE OF REPORTING PERSON

          PN

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Intrepid Capital Fund, L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          0

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          0

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          0

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          0.0%

    (12)  TYPE OF REPORTING PERSON

          PN

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Intrepid Capital Fund (Offshore) Ltd.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          93,842

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          93,842

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          93,842

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          0.2%

    (12)  TYPE OF REPORTING PERSON

          CO

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Intrepid Capital Fund (Offshore) Leveraged Master, Ltd.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          75,263

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          75,263

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          75,263

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          0.1%

    (12)  TYPE OF REPORTING PERSON

          CO

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bluenose Capital Fund (QP), L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          17,590

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          17,590

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          17,590

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          Less than 0.1%

    (12)  TYPE OF REPORTING PERSON

          PN

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bluenose Capital Fund (Offshore), Ltd.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          32,810

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          32,810

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          32,810

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          0.1%

    (12)  TYPE OF REPORTING PERSON

          CO

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Intrepid Capital Advisors, LLC

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          115,685

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          115,685

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          115,685

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          0.2%

    (12)  TYPE OF REPORTING PERSON

          0O

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Intrepid Fund Management, LLC

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          201,915

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          201,915

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          201,915

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          0.4%

    (12)  TYPE OF REPORTING PERSON

          0O

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steven Shapiro

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [x]
          (b)  [ ]

     (3)  SEC USE ONLY


     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     (5)  SOLE VOTING POWER

          0

     (6)  SHARED VOTING POWER

          317,600

     (7)  SOLE DISPOSITIVE POWER

          0

     (8)  SHARED DISPOSITIVE POWER

          317,600

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          317,600

    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES

          [ ]

    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          0.6%

    (12)  TYPE OF REPORTING PERSON

          IN

This statement is filed pursuant to Rule 13d-2(b) promulgated under the Securities Exchange Act of 1934, as amended, with respect to the shares of common stock (the "Common Stock") of Redback Networks Inc. (the "Issuer") beneficially owned by the Reporting Persons identified in Item 2(a) below as of February 7, 2006, and amends and supplements the Schedule 13G originally filed July 5, 2005 (collectively, the "Schedule 13G"). Except as set forth herein, the
Schedule 13G is unmodified.

ITEM 2(a).  NAME OF PERSON FILING:

     Intrepid Capital Fund (QP), L.P. ("QP"), Intrepid Capital Fund, L.P. ("LP"), Intrepid Capital Fund (Offshore) Ltd. ("Offshore"), Intrepid Capital Fund (Offshore) Leveraged Master, Ltd. ("Offshore Master"), Bluenose Capital Fund (QP), L.P. ("BN"), Bluenose Capital Fund (Offshore) Ltd. ("BN Offshore"), Intrepid Capital Advisors, LLC ("ICA"), Intrepid Fund Management, LLC ("IFM") and Steven Shapiro ("Shapiro"). The above shall collectively be referred to herein as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

     The business address of QP, LP, BN, ICA, IFM and Shapiro is 360 Madison Avenue, 21st Floor, New York, New York 10017.

     The business address of each of Offshore, Offshore Master and BN Offshore is c/o Intrepid Fund Management, LLC, 360 Madison Avenue, 21st Floor, New York, New York 10017

ITEM 2(c).  CITIZENSHIP:

     ICA and IFM are each a Delaware limited liability company and QP, LP and BN are each a Delaware limited partnership. Offshore, Offshore Master and BN Offshore are each a Cayman Islands corporation. Steven Shapiro is a citizen of the United States.

ITEM 4.   OWNERSHIP.

     A.   QP

          (a)  Amount beneficially owned: 98,095

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     98,095

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     98,095

               QP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), ICA may be deemed to own beneficially the shares owned by QP, and therefore may be deemed to share the power to vote or dispose of the shares owned by QP.

     B.   LP

          (a)  Amount beneficially owned: 0

          (b)  Percent of class: 0.0%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     0

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     0

     C.   Offshore

          (a)  Amount beneficially owned: 93,842

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     93,842

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     93,842

               Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by Offshore.

     D.   Offshore Master

          (a)  Amount beneficially owned: 75,263

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     75,263

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     75,263

               Offshore Master has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by Offshore Master, and therefore may be deemed to share the power to vote or dispose of the shares owned by Offshore Master.

     E.   BN

          (a)  Amount beneficially owned: 17,590

          (b)  Percent of class: Less than 0.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     17,590

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     17,590


               BN has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ICA. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA may be deemed to own beneficially the shares owned by BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN.

     F.   BN Offshore

          (a)  Amount beneficially owned: 32,810

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     32,810

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     32,810

               BN Offshore has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its investment manager, IFM. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by BN Offshore.

     G.   ICA

          (a)  Amount beneficially owned: 115,685

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     115,685

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     115,685

               ICA is the general partner of QP, LP and BN. Thus, ICA has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by QP, LP and BN. ICA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, ICA may be deemed to own beneficially the shares owned by QP, LP and BN, and therefore may be deemed to share the power to vote or dispose of the shares owned by QP, LP and BN.

     H.   IFM

          (a)  Amount beneficially owned: 201,915

          (b)  Percent of class: 0.4%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     201,915

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     201,915

               IFM is the investment manager of Offshore, Offshore Master and BN Offshore. Thus, IFM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Offshore, Offshore Master and BN Offshore. IFM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, IFM may be deemed to own beneficially the shares owned by Offshore, Offshore Master and BN Offshore, and therefore may be deemed to share the power to vote or dispose of the shares owned by Offshore, Offshore Master and BN Offshore.

     I.   Steven Shapiro

          (a)  Amount beneficially owned: 317,600

          (b)  Percent of class: 0.6%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     0

               (ii)  shared power to vote or to direct the vote

                     317,600

               (iii) sole power to dispose or to direct the disposition

                     0

               (iv)  shared power to dispose or to direct the disposition

                     317,600

               Shapiro, as the Manager of ICA and IFM, has the power to dispose of and vote the Common Stock beneficially owned by QP, LP, Offshore, Offshore Master, BN and BN Offshore. Shapiro does not own any shares of Common Stock directly. By reason of the provisions of Rule 13d-3 of the Act, Shapiro may be deemed to beneficially own the shares beneficially owned by QP, LP, Offshore, Offshore Master, BN and BN Offshore.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     See Item 2 in lieu of an Exhibit.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2006

                                   /s/ STEVEN SHAPIRO
                                   ------------------
                                       STEVEN SHAPIRO, individually,
                                       as Manager of Intrepid Capital Advisors,
                                       LLC, the general partner of Intrepid
                                       Capital Fund (QP), L.P., Intrepid
                                       Capital Fund, L.P. and Bluenose Capital
                                       Fund (QP), L.P., and as Manager of
                                       Intrepid Fund Management, LLC, the
                                       investment manager of Intrepid Capital
                                       Fund (Offshore) Ltd., Intrepid Capital
                                       Fund (Offshore) Leveraged Master, Ltd.
                                       and Bluenose Capital Fund (Offshore) Ltd.

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Redback Networks Inc. dated as of July 5, 2005, as amended, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  February 14, 2006
                                   /s/ STEVEN SHAPIRO
                                   ------------------
                                       STEVEN SHAPIRO, individually,
                                       as Manager of Intrepid Capital Advisors,
                                       LLC, the general partner of Intrepid
                                       Capital Fund (QP), L.P., Intrepid
                                       Capital Fund, L.P. and Bluenose Capital
                                       Fund (QP), L.P., and as Manager of
                                       Intrepid Fund Management, LLC, the
                                       investment manager of Intrepid Capital
                                       Fund (Offshore) Ltd., Intrepid Capital
                                       Fund (Offshore) Leveraged Master, Ltd.
                                       and Bluenose Capital Fund (Offshore) Ltd.